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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
File by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Anacomp, Inc.
(Name of Registrant as Specified In Its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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ANANCOMP ANNOUNCES CORPORATE GOVERNANCE CHANGES

Anacomp Adopts Governance Guidelines as well as a Bylaw Amendment Granting
Shareholders the Right to Call Special Meetings

        San Diego, CA, January 14, 2004—Anacomp, Inc. (OTCBB:ANCPA), a global provider of information outsourcing, maintenance support and imaging and print solutions, announced that its Board of Directors will be filing with the SEC, as part of a revised preliminary proxy statement for its 2004 annual meeting scheduled for late February 2004, the Corporate Governance Guidelines recently adopted by its Board of Directors upon the recommendation of the Nominating and Governance Committee.

        Among other provisions that Anacomp believes reflect its Board's commitment to good governance practices, the Guidelines reflect a standing resolution of the Board not to implement a classified board structure (i.e., where directors are divided into separate classes, each serving staggered multi-year terms), as permitted by its articles of incorporation, without the approval of at least two-thirds of the directors then in office.

        In a related governance change, the Board has amended the company's bylaws to permit one or more shareholders beneficially owning at least 15% of the outstanding shares to call a special meeting of shareholders. Anacomp will be filing the full text of this amendment with the SEC shortly.

        "We are pleased to be able to share with our investors our continued commitment to high standards of governance," said Phil Smoot, Chairman of the Board, and Gary Fernandes, Chair of the Board's Nominating and Governance Committee.

  About Anacomp.

        Anacomp, Inc. provides comprehensive information outsourcing, maintenance support and imaging and print solutions to more than 7,000 businesses and organizations. Founded in 1968 and headquartered in San Diego, Anacomp offers a full-range of solutions for secure capture, production, presentation, retrieval and archive of critical business documents, as well as professional services for mass storage, computing and networking equipment. For more information, visit Anacomp's website at www.anacomp.com.

        Contact: Linster W. Fox, Anacomp Executive Vice President & Chief Financial Officer, (858) 716-3609 or lfox@anacomp.com.

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INFORMATION REGARDING PARTICIPANTS AND ADDITIONAL INFORMATION

        Information regarding persons who may be deemed to be participants in the solicitation of proxies on behalf of Anacomp in connection with the 2004 Annual Meeting of Stockholders has been filed by Anacomp with the Securities and Exchange Commission on Schedule 14A.

        Investors are urged to read Anacomp's proxy statement and additional solicitation materials when they become available and other relevant documents filed with the SEC by Anacomp because they will contain important information.

        Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Anacomp will be available free of charge by contacting Anacomp, Inc., 15378 Avenue of Science, San Diego, California 92128 (858) 716-3614.

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ANANCOMP ANNOUNCES CORPORATE GOVERNANCE CHANGES